Exhibit 99.1

tw telecom Reports Second Quarter 2010 Results

— Delivered strong Enterprise and Total Revenue growth —

— Completed launch of 2010 new product portfolio enhancements —

— Continued to deliver strong Levered Free Cash Flow and Margins —

LITTLETON, Colo. – August 9, 2010 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice, Internet and data networking solutions for business customers, today announced its second quarter 2010 financial results, including $316.8 million of revenue, $114.4 million in Modified EBITDA1 (“M-EBITDA”), $15.2 million in levered free cash flow3 and net income of $242.3 million, which included the impact of a non-cash income tax benefit of $227.3 million in the quarter.

“We delivered accelerated revenue growth this quarter, as we achieved strength across many aspects of our business,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “Our performance was balanced and comprehensive with strong margins and solid cash flow. Operationally, we continued to distance ourselves from the competition by investing in unique products and evolving network capabilities, while achieving ongoing scale and efficiency in the business. Collectively, these efforts, and our overall Ethernet and advanced services strategy, put us in a position to capture some of the most exciting demand drivers in the economy.”

Highlights for the Quarter

•	Grew total revenue 5% year over year and 2% sequentially, reflecting the highest sequential growth in two years

•	Grew enterprise revenue 6% year over year and 2% sequentially, reflecting the highest sequential growth in two years

•	Grew data and Internet revenue 16% year over year and 4% sequentially

•	Grew M-EBITDA 5% year over year

•	Achieved a 36.1% M-EBITDA margin

•	Delivered $15.2 million of levered free cash flow, representing 5% of revenue

•	Recognized a $227.3 million non-cash income tax benefit

•	Ended the quarter with $486.9 million in cash, equivalents and short term investments

Business Trends

“We executed well both financially and operationally,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “We achieved strong revenue and margins while launching new product portfolio enhancements to help fuel future growth. Contributing to our revenue results was another quarter of very low churn, and the impact of growing customer installations. Our ‘bookings,4’ or sales, for the first half of this year outpaced the same period last year by nearly 25%, demonstrating the momentum in the business and included some large customer wins. We expect the majority of the revenue associated with these large deals late this year and into the first half of next year.”

Operational Metrics

Revenue churn5 was 1.0% for the current quarter, 0.9% for the prior quarter, and 1.3% for the same quarter last year. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for both the current quarter and prior quarter and down from 0.4% the same quarter last year, reflecting a strong and stable customer base. While the Company may experience quarterly fluctuations in revenue churn, it believes that its favorable low churn is indicative of its sticky customer base, customer experience strategy and strong product portfolio.

The Company had nearly 27,500 customers as of June 30, 2010. Customer churn5 was 1.1% for both the current and prior quarter and down from 1.4% for the same period last year.

The Company ended the second quarter with approximately 27,500 route miles (including nearly 21,000 metro miles), 10,967 fiber connected on-net6 buildings and 2,901 employees, including 528 sales associates.

Other Trends

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing as well as any seasonal nature of sales and installations, usage, disputes, repricing for contract renewals, and fluctuations in revenue churn, expenses and capital expenditures.

Capital Expenditures

Capital expenditures were $85.0 million for the quarter compared to $80.9 million for the prior quarter and $69.2 million for the same period last year. The sequential and year over year increase primarily reflects investing in ongoing success-based opportunities. Additionally, investing in 2010 new product portfolio enhancements contributed to the increased investing year over year and has been substantially completed.

Due to strong customer demand the Company raised its annual capital guidance and expects $300 to $325 million of capital investments for the year. The Company expects both the majority of its annual capital investments as well as its expanded guidance of $25 million, to be tied to new sales opportunities.

Year over Year Results – Second Quarter 2010 compared to Second Quarter 2009

Revenue

Revenue for the quarter was $316.8 million compared to $301.1 million for the second quarter last year, representing a year over year increase of $15.8 million, or 5%. Key changes in revenue included:

•	$14.0 million increase in revenue from enterprise customers, or 6% year over year, representing 32 consecutive quarters of enterprise growth

•	$1.5 million increase in revenue from carriers, primarily from sales to wireless providers, which outpaced churn

By product line, the percentage change in revenue year over year was as follows:

•	16% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales

•	1% increase in voice services, primarily reflecting local product sales and an increase in certain taxes and fees, partially offset by churn

•	4% decrease for network services primarily reflecting growth in high capacity and collocation services, outpaced by churn

M-EBITDA and Margins

M-EBITDA grew to $114.4 million for the quarter, an increase of 5%, or $5.5 million from the same period last year. The growth in M-EBITDA represents the contribution from revenue growth and network cost efficiencies, partially offset by an increase in employee expenses and field related costs, which included higher lease, maintenance and utility expenses.

Operating costs for the quarter increased year over year, primarily due to increased network access costs associated with higher revenue, increased field related costs, taxes and fees, partially offset by network cost efficiencies. Operating costs as a percent of revenue were 42% for the current period compared to 41% for the same period last year.

Selling, general and administrative costs (“SG&A”) increased year over year, primarily reflecting an increase in employee costs. SG&A costs as a percent of revenue were 24% for the current quarter and 25% for the same period last year.

Modified gross margin7 was 58.5% for the quarter compared to 59.3% for the same period last year, a change of 80 basis points primarily reflecting higher field related costs. M-EBITDA margin for the quarter was 36.1% as compared to 36.2% for the same period last year.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Reversal of Tax Valuation Allowance

The Company had previously established a valuation allowance that reduced most of its deferred tax assets. In the current quarter, the Company reversed the majority of that allowance due to the achievement of cumulative earnings, among other factors, pursuant to accounting guidance, which resulted in a $227.3 million non-cash income tax benefit that substantially increased net income and earnings per share.

Net Income

For the quarter, net income was $242.3 million compared to net income of $5.9 million for the same period last year. The increase in net income reflected the impact of a $227.3 million non-cash income tax benefit as well as strong M-EBITDA growth and a reduction in depreciation.

Sequential Results – Second Quarter 2010 compared to First Quarter 2010

Revenue

Revenue for the quarter was $316.8 million, as compared to $311.2 million for the first quarter of 2010, an increase of $5.6 million, or 2%, the highest sequential growth in eight quarters. Key changes in revenue included:

•	$4.6 million increase in enterprise revenue, representing 2% sequential growth, the highest growth in eight quarters

•	$0.8 million increase in revenue from carrier customers, primarily from sales to wireless providers, which outpaced churn

By product line, the percentage change in revenue sequentially was as follows:

•	4% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales

•	Voice services were relatively flat, primarily reflecting local product sales and an increase in certain taxes and fees, offset by churn

•	1% increase in network services, primarily reflecting growth in high capacity and collocation services, which outpaced churn

M-EBITDA and Margins

M-EBITDA was $114.4 million for the quarter, compared to $114.2 million for the prior quarter. The growth in M-EBITDA represents contribution from revenue growth and network cost efficiencies partially offset by an increase in employee expenses and field related costs, which included higher maintenance and utility expenses.

Operating costs increased primarily reflecting increased access costs associated with the growth in revenue, and higher employee costs, taxes and fees, and field related costs, offset by network cost efficiencies. Operating costs were 42% of revenue for the current quarter and 41% for the prior quarter.

SG&A costs increased primarily reflecting an increase in employee costs including the impact of higher sales commissions and annual merit increases, somewhat offset by lower payroll taxes. SG&A was 24% of revenue for both the current and prior quarter.

Modified gross margin was 58.5% for the quarter compared to 58.8% for the prior quarter, a change of 30 basis points. M-EBITDA margin was 36.1% for the quarter, compared to 36.7% for the prior quarter, a change of 60 basis points. Sequentially, margins were primarily impacted by increased field costs, higher sales commissions, and annual merit increases.

Net Income

For the quarter, the Company reported net income of $242.3 million compared to a net loss of $4.5 million for the prior quarter. The sequential increase in net income reflected the impact of a $227.3 million non-cash income tax benefit, debt extinguishment costs in the prior quarter which did not recur, and lower depreciation.

Summary

“Our operations are in a terrific position to continue to grow revenue, as we focus on our product innovation, network capabilities and an exceptional customer experience,” said Herda.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on August 10, 2010 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:	Media Relations:

Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs, non-cash interest expense and deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)	Bookings reflect signed customer sales. The timing of when these sales are installed and recognized as revenue varies based on the underlying contract.
(5)

The Company defines revenue churn as the lost recurring monthly billing for the quarter from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the quarter. Customer churn is defined as the average monthly customer turnover for the quarter compared to the average monthly customer count for the quarter.

(6)

Fiber connected buildings on-net represent locations to which the Company’s fiber is directly connected with lit electronics. This does not include buildings which are exclusively Local Serving Office locations or buildings with fiber but no lit electronics.

(7)

The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

Financial Measures

The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2010 and beyond, including product plans, growth prospects, market opportunities, bookings, sales momentum, operational improvements, sales and installations timing, revenue growth, churn, business trends and fluctuations, seasonality, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s SEC filings, especially the section entitled “Risk Factors” in its 2009 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended June 30, 2010. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in converged services, Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Growth %	2010	2009	Growth %
Revenue
Data and Internet services	$134,152	$115,829	16%	$263,273	$227,871	16%
Network services	90,000	93,297	-4%	179,548	187,163	-4%
Voice services	83,963	83,538	1%	168,035	166,615	1%

Service Revenue	308,115	292,664	5%	610,856	581,649	5%
Intercarrier compensation	8,734	8,395	4%	17,204	17,041	1%

Total Revenue	316,849	301,059	5%	628,060	598,690	5%

Expenses
Operating costs	132,319	123,219		261,174	246,950

Gross Margin	184,530	177,840		366,886	351,740
Selling, general and administrative costs	76,810	75,504		151,912	151,324
Depreciation, amortization, and accretion	72,031	74,406		145,418	147,597

Operating Income	35,689	27,930		69,556	52,819
Interest expense	(14,392)	(16,235)		(30,298)	(32,916)
Debt extinguishment costs	—	—		(17,070)	—
Non cash interest expense and deferred debt costs	(5,357)	(4,792)		(10,392)	(9,569)
Interest income	172	81		229	211

Income before income taxes	16,112	6,984		12,025	10,545
Income tax (benefit) expense (2)	(226,211)	1,072		(225,836)	1,753

Net Income	$242,323	$5,912		$237,861	$8,792

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$184,530	$177,840		$366,886	$351,740
Add back non-cash stock-based compensation expense	749	778		1,507	1,503

Modified Gross Margin	185,279	178,618	4%	368,393	353,243	4%

Selling, general and administrative costs	76,810	75,504		151,912	151,324
Add back non-cash stock-based compensation expense	5,980	5,809		12,199	11,446

Modified EBITDA	114,449	108,923	5%	228,680	213,365	7%

Non-cash stock-based compensation expense	6,729	6,587		13,706	12,949
Depreciation, amortization, and accretion	72,031	74,406		145,418	147,597
Net Interest expense	14,220	16,154		30,069	32,705
Debt extinguishment costs	—	—		17,070	—
Non cash interest expense and deferred debt costs	5,357	4,792		10,392	9,569
Income tax (benefit) expense	(226,211)	1,072		(225,836)	1,753

Net Income	$242,323	$5,912		$237,861	$8,792

Modified Gross Margin %	58.5%	59.3%		58.7%	59.0%

Modified EBITDA Margin %	36.1%	36.2%		36.4%	35.6%

Free Cash Flow:
Modified EBITDA	$114,449	$108,923	5%	$228,680	$213,365	7%
Less: Capital Expenditures	84,988	69,187	23%	165,917	142,612	16%

Unlevered Free Cash Flow	29,461	39,736	-26%	62,763	70,753	-11%
Less: Net interest expense	14,220	16,154	-12%	30,069	32,705	-8%

Levered Free Cash Flow	$15,241	$23,582	-35%	$32,694	$38,048	-14%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Includes a non-cash income tax benefit of $227.3 million in the three and six months ended June 30, 2010 to recognize the value of tax assets.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	June 30, 2010	Mar 31, 2010	Growth %
Revenue
Data and Internet services	$134,152	$129,121	4%
Network services	90,000	89,548	1%
Voice services	83,963	84,072	0%

Service Revenue	308,115	302,741	2%
Intercarrier compensation	8,734	8,470	3%

Total Revenue	316,849	311,211	2%

Expenses
Operating costs	132,319	128,855

Gross Margin	184,530	182,356
Selling, general and administrative costs	76,810	75,102
Depreciation, amortization, and accretion	72,031	73,387

Operating Income	35,689	33,867
Interest expense	(14,392)	(15,906)
Debt extinguishment costs	—	(17,070)
Non cash interest expense and deferred debt costs	(5,357)	(5,035)
Interest income	172	57

Income (Loss) before income taxes	16,112	(4,087)
Income tax (benefit) expense (2)	(226,211)	375

Net Income (Loss)	$242,323	($4,462)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$184,530	$182,356
Add back non-cash stock-based compensation expense	749	758

Modified Gross Margin	185,279	183,114	1%

Selling, general and administrative costs	76,810	75,102
Add back non-cash stock-based compensation expense	5,980	6,219

Modified EBITDA	114,449	114,231	0%

Non-cash stock-based compensation expense	6,729	6,977
Depreciation, amortization, and accretion	72,031	73,387
Net Interest expense	14,220	15,849
Debt extinguishment costs	—	17,070
Non cash interest expense and deferred debt costs	5,357	5,035
Income tax (benefit) expense	(226,211)	375

Net Income	$242,323	($4,462)

Modified Gross Margin %	58.5%	58.8%

Modified EBITDA Margin %	36.1%	36.7%

Free Cash Flow
Modified EBITDA	$114,449	$114,231	0%
Less: Capital Expenditures	84,988	80,929	5%

Unlevered Free Cash Flow	29,461	33,302	-12%
Less: Net interest expense	14,220	15,849	-10%

Levered Free Cash Flow	$15,241	$17,453	-13%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Includes a non-cash income tax benefit of $227.3 million in the three months ended June 30, 2010 to recognize the value of tax assets.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	6/30/10	3/31/10	6/30/09
Weighted Average Shares Outstanding (thousands)
Basic	149,698	149,296	147,970

Diluted (2)	171,884	149,296	149,557

Basic Income (Loss) per Common Share
Prior to impacts of debt extinguishment & recognition of the value of tax assets	$0.10	$0.08	$0.04
Debt Extinguishment costs	—	($0.11)	—
Recognition of the value of tax assets	$1.50	—	—

Total	$1.60	($0.03)	$0.04

Diluted Income (Loss) per Common Share	$1.43	($0.03)	$0.04

	As Of
	6/30/10	3/31/10	6/30/09
Common shares (thousands)
Actual Shares Outstanding	151,584	151,666	149,224

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	3,459	3,496	2,912

Options (thousands)
Options Outstanding	10,887	11,152	13,293

Options Exercisable	7,331	7,518	8,291

Options Exercisable and In-the-Money	2,605	3,658	1,808

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	June 30, 2010	March 31, 2010	June 30, 2009
ASSETS

Cash, equivalents, and short term investments	$486,922	$486,469	$391,801

Receivables	88,250	85,394	86,013
Less: allowance	(8,821)	(9,146)	(11,214)

Net receivables	79,429	76,248	74,799

Other current assets	104,577	42,032	23,196

Property, plant and equipment	3,640,018	3,559,212	3,389,653
Less: accumulated depreciation	(2,315,477)	(2,252,570)	(2,084,625)

Net property, plant and equipment	1,324,541	1,306,642	1,305,028

Other Assets	655,809	491,092	513,320

Total	$2,651,278	$2,402,483	$2,308,144

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$54,556	$61,506	$41,997
Deferred revenue	35,806	34,644	32,359
Accrued taxes, franchise and other fees	65,764	68,010	65,337
Accrued interest	12,377	5,949	16,577
Accrued payroll and benefits	36,657	37,150	33,072
Accrued carrier costs	35,834	31,917	34,321
Current portion of debt and lease obligations	7,290	7,147	8,114
Other current liabilities	41,029	43,815	36,935

Total current liabilities	289,313	290,138	268,712

Long-Term Debt and Capital Lease Obligations
2 3/8 % convertible senior debentures, due 4/1/2026	373,744	373,744	373,750
Unamortized Discount	(55,961)	(60,432)	(73,289)

Net	317,783	313,312	300,461
Floating rate senior secured debt - Term Loan B, due 1/7/2013	579,000	580,500	585,000
9 1/4 % senior unsecured notes, due 2/15/2014	—	—	400,257
8% senior unsecured notes, due 2018	427,034	426,937	—
Capital lease obligations	16,019	16,084	17,857
Less: current portion	(7,290)	(7,147)	(8,114)

Total long-term debt and capital lease obligations	1,332,546	1,329,686	1,295,461

Long-Term Deferred Revenue	15,884	16,398	16,908
Other Long-Term Liabilities	31,050	31,067	29,514

Stockholders’ Equity	982,485	735,194	697,549

Total	$2,651,278	$2,402,483	$2,308,144

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	June 30, 2010	Mar 31, 2010	June 30, 2009
Cash flows from operating activities:
Net Income (loss)	$242,323	($4,462)	$5,912
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	72,031	73,387	74,406
Deferred income taxes	(226,297)	—	—
Stock-based compensation	6,729	6,977	6,587
Extinguishment costs and amortization of discount on debt and deferred debt costs	5,358	22,146	4,944
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	(5,872)	3,116	(3,128)
Accounts payable, deferred revenue, and other liabilities	(1,394)	(3,903)	17,881

Net cash provided by operating activities	92,878	97,261	106,602

Cash flows from investing activities:
Capital expenditures	(84,988)	(80,929)	(68,560)
Purchase of investments	(43,390)	(90,025)	—
Proceeds from redemptions of investments	8,288	15,075	—
Proceeds from sale of assets and other investing activities	(2,539)	(2,325)	1,845

Net cash used in investing activities	(122,629)	(158,204)	(66,715)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	733	167	946
Purchases of treasury stock	(3,523)	—	—
Net proceeds from issuance of debt	(52)	417,477	—
Retirement of debt obligations	—	(413,683)	—
Payment of debt and capital lease obligations	(1,685)	(2,014)	(2,244)

Net cash (used in) provided by financing activities	(4,527)	1,947	(1,298)

Increase (decrease) in cash and cash equivalents	(34,278)	(58,996)	38,589
Cash and cash equivalents at the beginning of the period	386,911	445,907	353,212

Cash and cash equivalents at the end of the period	$352,633	$386,911	$391,801

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$352,633	$386,911	$391,801
Short term investments	134,289	99,558	—

Total of cash, equivalents and short term investments	$486,922	$486,469	$391,801

Supplemental disclosures of cash flow information:
Cash paid for interest	$8,773	$26,697	$9,890

Cash paid for debt extinguishment costs	—	$13,677	—

Cash paid for income taxes	$2,955	$22	$2,180

Addition of capital lease obligation	—	—	$627

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$84,988	$80,929	$68,560
Addition of capital lease obligation	—	—	627

Total capital expenditures	$84,988	$80,929	$69,187

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2009				2010
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:

Buildings
Fiber connected buildings, on-net	9,685	9,934	10,170	10,407	10,647	10,967

Headcount
Total Headcount	2,853	2,861	2,849	2,870	2,887	2,901
Sales Associates	486	494	503	522	523	528

Customers
Total Customers	29,256	28,676	28,347	27,989	27,685	27,460

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.